EXHIBIT 10.1

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

TO:     MURIEL SIEBERT & CO., INC.

FULLY DISCLOSED CLEARING AGREEMENT

SUBMITTED BY:

NATIONAL FINANCIAL SERVICES LLC

          This Agreement for fully disclosed clearing services (“Agreement”), shall be effective, subject to approval by the Financial Industry Regulatory Authority (“FINRA”), as of the last date executed by the parties as set forth below (“Effective Date”), by and between NATIONAL FINANCIAL SERVICES LLC (“NFS”), a Delaware limited liability company, and MURIEL SIEBERT & CO., INC. (“Correspondent”), a Delaware corporation. Beginning as of the Effective Date, this Agreement replaces and supersedes the clearing agreement between NFS and Correspondent dated March 20, 2000.

RECITALS

A. Correspondent is a broker or dealer registered with the Securities and Exchange Commission (“SEC”). Correspondent engages in the business of providing securities and investment services to customers.

B. NFS is a broker and dealer registered with the SEC, and engages in the business of executing and clearing transactions and carrying the accounts of brokers and dealers and their customers.

C. Correspondent desires to continue to engage NFS to execute and clear transactions and carry accounts on a fully disclosed basis on behalf of Correspondent and Correspondent’s customers (“Customers”) which are introduced by Correspondent and accepted by NFS as provided in Section IV.3 (all such accounts being referred to hereinafter as “Accounts”) and to perform such other services as are provided for herein. NFS desires to continue to provide such services to Correspondent and Customers.

D. NFS and Correspondent recognize their obligation to identify and allocate between them certain functions or responsibilities pursuant to Rule 382(b) of the Rules of the New York Stock Exchange, Inc. (the “NYSE”) and Rule 3230 of the Conduct Rules of the National Association of Securities Dealers (the “NASD”), and the applicable rules of any successor self-regulatory organization, including the Financial Industry Regulatory Authority (“FINRA”), and agree that this Agreement is, among other things, intended to effect such allocation.

E. NFS and Correspondent agree that wherever the term “Reasonable Business Judgment” is used in this Agreement, unless otherwise noted, the following shall apply: it being understood that the exercise of such reasonable business judgment shall be solely for the purpose of ensuring NFS’ compliance with applicable laws, rules and regulations or for the purpose of mitigating NFS’ own risk exposure.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

I.	REPRESENTATIONS AND WARRANTIES

A. Correspondent represents and warrants to NFS that:

1. Correspondent is a broker or dealer as defined in Section 3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Correspondent is duly registered and in good standing with the SEC, is a member firm in good standing of FINRA, and Correspondent and its Chief Executive Officer, President, General Counsel, Chief Compliance Officer, and Chief Financial Officer (which represent all of Correspondent’s principal executive officers at the time of execution of this Agreement and should Correspondent add any additional principal executive officers such officers will be subject to the terms of this Section I.A.1) are in material compliance and during the term of this Agreement will remain in material compliance with the applicable registration, qualification, capital, financial, reporting, customer protection, privacy, marketing and solicitation, and other requirements, laws, rules and regulations of the United States, the several states and the District of Columbia (where applicable), the SEC and FINRA and each other self-regulatory organization of which Correspondent is a member and to which any of its employees or activities are subject in connection with the business of Correspondent. Additionally, Correspondent represents and warrants that it is familiar with, and in connection with its dealings relating to NFS will comply with, the provisions of applicable anti-bribery laws, including, but not limited to, the U.S. Foreign Corrupt Practices Act.

          2. Correspondent is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite authority, whether arising under its charter or by-laws or applicable federal or state laws, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof, and that the person(s) executing this Agreement on behalf of Correspondent are duly authorized to do so. Correspondent represents and warrants that it is not a governmental entity and is not owned or controlled by any government or governmental entity.

          3. Correspondent has advised NFS in writing of any arrangements that have been made with any other firm for the provision by such other firm of clearing services for any Accounts. NFS acknowledges that Correspondent has arrangements with other firms in connection with commission recapture programs.

          4. Correspondent has provided NFS with a copy of Correspondent’s Securities Dealer or Brokers Blanket Bond insurance policy meeting requirements as to form and type of coverage as the relevant self regulatory organization may prescribe and which policy is current as of the date of this Agreement. Such Brokers Blanket bond lists NFS as a party to be notified if said Bond’s monetary limits are reduced or if said Bond is canceled.

B. NFS represents and warrants to Correspondent that:

          1. NFS is a broker or dealer as defined in Section 3 of the Exchange Act. NFS is duly registered and in good standing with the SEC, is a member firm in good standing of FINRA, and NFS and each of its principal executive officers are in material compliance and during the term of this Agreement will remain in material compliance with the applicable registration, qualification, capital, financial, reporting, customer protection, privacy, marketing and solicitation, and other requirements, laws, rules and regulations of the United States, the several states and the District of Columbia (where applicable), the SEC and FINRA, and each other self-regulatory organization of which NFS is a member and to which any of its employees or activities are subject in connection with the business of NFS.

          2. NFS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority, whether arising under its articles of organization or by-laws, applicable federal or state laws, or the rules and regulations of the SEC, FINRA, or other self-regulatory organization to which NFS is subject, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof, and that the person(s) executing this Agreement on behalf of NFS are duly authorized to do so.

II.	CORRESPONDENT’S REPORTING

A. Correspondent shall promptly notify NFS if any of its representations and warranties set forth in Section I.A. ceases to be true and correct and shall discontinue effecting transactions pursuant to this Agreement to the extent required by applicable law, rule or regulation.

B. Correspondent will furnish to NFS upon execution of this Agreement a copy of Correspondent’s balance sheet and statement of earnings for the current fiscal year and for each of Correspondent’s subsequent fiscal years until this Agreement is terminated. Each such balance sheet and statement of earnings shall be certified by independent public accountants. Correspondent will also furnish to NFS: (1) copies of the executed quarterly Forms X-17A-5 Part II A or Part II filed with its self-regulatory organization, or other such successor forms as may be applicable; (2) such financial reports regarding Correspondent or parent, subsidiary or corporate affiliate of Correspondent as NFS may from time to time reasonably request; and (3) copy of Correspondent’s Membership or Restriction Letter issued by the NASD, and any such letter that may be subsequently issued by FINRA or other self-regulatory organization.

C. Correspondent agrees to provide to NFS, throughout the term of this Agreement, true, correct and complete copies of (1) any material amendments to Correspondent’s Form BD, including but not limited to amendments or changes to name, address, ownership, officers, directors and disciplinary history or events within five calendar days of its filing with the CRD operated by FINRA and/or SEC, (2) any notices which Correspondent receives (a) concerning any investigation of its business or operations by the SEC, FINRA, or other self-regulatory organization, within five business days of Correspondent’s receipt thereof, where such investigation, if adversely resolved against Correspondent, would have a material adverse effect on its business or financial condition; or (b) of any material restrictions or limitations on Correspondent’s business by the SEC, FINRA, or other self-regulatory organization, within one day of Correspondent’s receipt thereof, (3) any notices which Correspondent files with the SEC, FINRA, or other self-regulatory organization pursuant to Section 17 of the Exchange Act and Rule 17a-11 thereunder, at the same time and in the same manner as required under such Rule, and (4) copy of any revisions to Correspondent’s Membership or Restriction

Letter issued by the NASD, and any such letter that may be subsequently issued by FINRA and other self-regulatory organization.

III.	NFS’ REPORTING

A. NFS shall promptly notify Correspondent if any of its representations and warranties set forth in Section I.B ceases to be true and correct and shall discontinue accepting transactions pursuant to this Agreement to the extent required by applicable law, rule or regulation.

B. NFS will furnish to Correspondent upon execution of this Agreement a copy of NFS’ publicly available Consolidated Statement of Financial Condition for the current fiscal year, and upon Correspondent’s request, NFS’ publicly available Consolidated Statement of Financial Condition for each of NFS’ subsequent fiscal years. Each such balance sheet shall be certified by independent public accountants. Further, NFS shall provide to Correspondent, upon Correspondent’s request, and upon execution of an NFS Non-Disclosure Agreement, the most recently filed NFS Form X-17A-5 Part II A or Part II.

C. NFS agrees to provide to Correspondent, throughout the term of this Agreement, true, correct and complete copies of (1) any notices which NFS receives of any material restrictions or limitations on NFS’ business by the SEC, FINRA, or other self-regulatory organization relating to the services provided pursuant to this Agreement upon Correspondent’s request thereof; and (2) any notices which NFS files with the SEC, FINRA, or other self-regulatory organization pursuant to Section 17 of the Exchange Act and Rule 17a-11 thereunder upon Correspondent’s request thereof. Additionally, upon Correspondent’s request, NFS will notify Correspondent of any action taken by a regulatory organization as a result of an investigation or otherwise which would materially impact NFS’s ability to comply with the terms of this Agreement.

D. NFS shall furnish Correspondent annually a copy of a SAS 70 Type II report addressing NFS’ business services provided under this Agreement upon Correspondent’s request thereof.

IV.	CUSTOMER AND CORRESPONDENT ACCOUNTS AND TRANSACTIONS

A. Account Documentation and Due Diligence. Correspondent will be responsible for obtaining and verifying the identity and information regarding each Customer and potential Customer which is required under any applicable federal, state or self-regulatory organization law, rule or regulation including, but not limited to, such documents and information as may be required under the Internal Revenue Code of 1986, as amended.

Correspondent shall be responsible for obtaining and approving all account applications. Correspondent shall be responsible for ensuring that any person who executes documents or gives instructions on behalf of another person or entity is properly authorized to do so and for ensuring that each Account is authorized to engage in the transactions and other activity in such Account. Correspondent shall forward to NFS completed and approved account applications for margin, NFS prototype retirement and cash management accounts and such other accounts as NFS may designate in writing from time to time, as well as W-8 certifications to NFS in accordance with NFS’ procedures that NFS provides to Correspondent from time to time. With respect to any Correspondent proprietary accounts, one executed margin agreement may be submitted to NFS for all proprietary accounts. Correspondent represents that, to the best of its knowledge and belief after performing due diligence, all documentation obtained or delivered to NFS in conjunction with the establishment of any Account shall be genuine and properly executed by the Customer or Customer’s duly authorized agent.

Correspondent will be responsible through a general partner, a principal executive officer or a person designated for supervisory responsibilities to use due diligence to learn the essential facts relative to every Customer Account, every cash, margin or option account introduced by it to NFS and every person holding power of attorney over any Customer Account. Correspondent shall use commercially reasonable efforts to ensure that every order and transaction for each Account has been authorized by Customer, whether initiated by Correspondent, Customer or Customer’s agent. Correspondent will be responsible for ensuring that those of its customers who become Accounts hereunder shall not be minors or subject to those prohibitions existing under the laws, rules or regulations generally relating to the incapacity of any Account.

B. Record Retention and Retrieval. Correspondent will be responsible for the maintenance and retention of all original documentation, including but not limited to account applications except those relating to all margin, Fidelity prototype retirement, cash management accounts, W-8 certifications and such other account documentation as NFS may designate in writing from time to time. Correspondent shall retain copies of documents maintained by NFS to the extent required by applicable law or regulation. Correspondent hereby acknowledges its obligation to retain such documentation and account applications in an easily accessible place in accordance with applicable SEC rules and agrees to provide the original application by overnight delivery or a legible copy by facsimile transmission thereof promptly, but in no event more than 48 hours, after receiving a request from NFS. Upon the request of NFS, Correspondent will forward any additional documentation relating to the Customer account that NFS may require in connection with opening, operating and maintaining of Customer Accounts.

C. Acceptance of Accounts. Correspondent shall be responsible for approving and accepting each Customer and Account. Correspondent will not approve any Account unless all information and due diligence required by Section IV.1 has been received and performed by Correspondent. Each Account accepted and approved by Correspondent and opened with NFS shall be subject to NFS’ acceptance. An Account shall be deemed accepted by NFS if NFS has not advised Correspondent of NFS’ intention not to accept the Account within five (5) days of establishment of the Account. NFS reserves the right, using Reasonable Business Judgment, to reject any Customer or any Account and to terminate any Account submitted by Correspondent or any Account previously accepted by NFS. NFS shall be under no obligation to accept any Account as to which any documentation or information required to be submitted to NFS or maintained by Correspondent pursuant to Section IV.A is incomplete. No action taken by NFS or any of its employees, including, without being limited to, clearing a trade in any Account, shall be deemed to be or shall constitute acceptance of such Account.

D. Acceptance of Orders. Except as otherwise provided in this Agreement and subject to the terms and conditions of this Section IV.D, NFS will execute orders for Customers whose cash, margin or option accounts have been accepted by Correspondent for carrying by NFS but only insofar as such orders are transmitted by Correspondent to NFS through the NFS on-line system or telephonically, subject to approval and acceptance of such orders and Accounts by an appropriate principal of Correspondent. All transactions executed and/or cleared by NFS are subject to the applicable constitution, rules, regulations, customs, and usages of the exchange, market, or clearing house where executed, as well as to any applicable federal or state laws, rules, and regulations. NFS reserves the right to reject for any reason, using Reasonable Business Judgment, any order or transaction for any Account. Correspondent shall be solely responsible for approving all orders for the Accounts and for establishing procedures to ensure that such orders are transmitted properly to NFS for execution and/or clearance. NFS reserves the right, in its sole discretion, to restrict trading in any account, including any Correspondent proprietary or market making account, to liquidating orders or cash transactions only, or to prohibit certain trading strategies or trading of certain types of securities. Subject to the foregoing, Correspondent acknowledges that NFS is not obligated to accept for execution any order placed directly with NFS by a Customer. For the purpose of this Agreement, the term “orders” shall include all orders transmitted to or through Correspondent by Customers whether by telephone conversations, automated telephone service, home computer or over the Internet.

E. Supervision of Orders and Accounts. As between NFS and Correspondent, Correspondent will be responsible for reviewing, monitoring and supervising transactions, investments and other activity by every Customer and Account under this Agreement. Correspondent shall be responsible for ensuring that all transactions in and activities related to all Accounts opened by it with NFS, including discretionary Accounts, will be in material compliance with all applicable laws, rules and regulations of the United States, the several states, governmental agencies, securities exchanges, and FINRA, including any laws relating to Correspondent’s fiduciary responsibilities to Customers, if any, either under the Employee Retirement Income Security Act of 1974 or otherwise. Without limiting the foregoing obligations of Correspondent, Correspondent shall be responsible for: (1) determining the suitability of all investments, investment strategies and transactions, including option transactions to the extent required by applicable laws, rules, and regulations, (2) ensuring that there is a reasonable basis for any recommendations made by Correspondent to Customers to the extent required by applicable laws, rules, and regulations, (3) assessing the appropriateness of the frequency of trading in Accounts to the extent required by applicable laws, rules, and regulations, (4) providing all required documents and other disclosures to Customers pertaining to functions or responsibilities under this Agreement (with the exception of the notice to customers provided by NFS pursuant to Section XVII of this Agreement), including but not limited to the Options Clearing Corporation disclosure document, the Premiere Select IRA Custodial Agreement and Disclosure Statement and/or Premiere Select Roth IRA Custodial Agreement and Disclosure Statement (where required), and (5) complying with the applicable sales practice, disclosure and other requirements of Section 15(g) of the Exchange Act and the rules thereunder.

In addition to the terms herein, Correspondent shall be responsible for ensuring that mutual fund transactions initiated by the Correspondent shall comply with Applicable Laws and Regulations, the terms of any applicable prospectus or other governing documents, and the policy and procedures of NFS and the mutual fund or its service providers, including but not limited to matters relating to break point price eligibility, market timing, excessive or disruptive trading and trade cut-off times and related transaction pricing.

Correspondent shall diligently supervise the activities of its officers, employees and representatives with respect to such Accounts. Correspondent shall be responsible for: (1) selecting, investigating, training, and supervising all personnel of the Correspondent who open, approve, or authorize Accounts and transactions in the Accounts, (2) establishing written procedures for reviewing activity in Accounts and ongoing review of all transactions in Accounts, and maintaining compliance and supervisory personnel adequate to implement such procedures, and (3) ensuring that each instruction given to NFS with respect to any Customer or Account including but not limited to the acquisition, disposition or transfer of funds or securities shall be properly authorized by such Customer or Account. NFS reserves the right to reject any instruction unless such instruction is accompanied by such documentation as NFS reasonably deems appropriate.

NFS shall diligently supervise the activities of its officers, employees and representatives with respect to the functions and responsibilities allocated to NFS under this Agreement. NFS shall maintain written supervisory procedures with respect to the functions and responsibilities allocated to NFS under this Agreement to the extent required by applicable law, rule or regulation.

F. Exception Reports. To the extent required by applicable regulation, NFS shall furnish to Correspondent at the execution of this Agreement and annually thereafter a list of exception reports offered by NFS to Correspondent as contemplated by NYSE Rule 382 and NASD Conduct Rule 3230, as amended and effective as of July 19, 1999 and thereafter from time to time. Correspondent shall promptly notify NFS in writing of those specific reports it elects to receive. NFS shall preserve copies or provide the report format and data elements of the exception reports requested by and/or supplied to Correspondent. Such records will be preserved in accordance with NYSE Rule 440. Annually, within 30 days of July 1 of each calendar year, NFS shall give written notice to Correspondent’s CEO and CCO of the list of reports offered to Correspondent and specify those reports actually chosen by or supplied to Correspondent with a copy to Correspondent’s Designated Examining Authority.

G. Accounts of Employees of Member Organizations, Self-Regulatory Organizations and Financial Institutions. Correspondent shall not knowingly accept after reasonable due diligence an Account for any person who is an employee or associated person of a NYSE or FINRA member firm, or who is otherwise subject to NYSE Rule 407, or NASD Conduct Rule 3050, or any successor FINRA rule, until Correspondent has complied with the provisions of such Rules and, if applicable, provided evidence of employer approval as required by such Rules.

V.	EXTENSION OF CREDIT

Responsibility for compliance with all applicable rules, regulations and requirements affecting the extension of credit including but not limited to Regulation T of the Federal Reserve Board, or any rule or regulation of the SEC, any exchange or self regulatory organization and the house rules of NFS shall be allocated between NFS and Correspondent as set forth in this Section V.

A. Cash Accounts. All transactions for a Customer will be deemed to be cash transactions, and payment for those transactions will be required in the manner applicable to cash transactions, unless Correspondent has established a margin account for a Customer subject to NFS acceptance. Correspondent shall establish and maintain cash accounts in compliance with applicable regulations.

B. Margin Agreements. Upon approval by Correspondent, Correspondent may establish a margin account for a Customer subject to NFS acceptance. Correspondent will furnish NFS with an NFS margin agreement and consent to loan and hypothecation of securities, executed by the Customer, on the form furnished to Correspondent by NFS. Such margin agreement shall include a disclosure of credit terms to be retained by the Customer in accordance with Rule 10b-16 under the Exchange Act. NFS will compute and charge margin interest to each Account as set forth therein and as otherwise agreed between NFS and Correspondent. Correspondent may customize the rate or method of computing margin interest in any Account, but shall be responsible for providing to such Account the disclosure of credit terms as required under Rule 10b-16 or any similar rule. In no event shall Correspondent place orders to be executed on margin for any Account unless Correspondent has reasonable grounds to believe the Correspondent will furnish to NFS an executed margin agreement for such Account. If such an order is placed and executed, NFS may cancel the transaction and rebook it as a cash transaction and all transaction costs and losses associated with such cancellation and re-booking shall be for the account of the Correspondent.

C. Margin and Margin Maintenance. Correspondent is responsible for the collection of initial margin and all amounts necessarily to meet subsequent maintenance calls in each Customer and Correspondent Account to ensure compliance with Regulation T, the rules of any self-regulatory organization or exchange and the house rules of NFS. Subject to prevailing market conditions, NFS will produce, maintain and provide to Correspondent sufficient information to allow Correspondent to determine which of its Accounts are undermargined for purposes of Correspondent’s compliance with Regulation T, any self-regulatory organization or exchange and NFS’ house rules. NFS will promptly notify Correspondent of all margin and maintenance calls relating to Accounts and Correspondent shall notify Accounts of such calls and shall be responsible for ensuring that margin requirements are met. NFS reserves the right to send notice of a margin requirement directly to an Account and will promptly provide a copy of the notice to Correspondent. If any Account fails to comply with any margin requirement, NFS will notify Correspondent and, if Correspondent does not promptly sell out (or buy in, as appropriate) such Account so as to bring the Account into compliance with applicable margin or maintenance requirements, NFS will do so on Correspondent’s behalf. In the event that required margin is not provided within the time specified by NFS or securities sold are not delivered as required, NFS may take such action as NFS deems appropriate, including but not limited to the sale or purchase of securities for, and at the risk of, the Account. Compliance with a request by Correspondent to withhold action shall not be deemed a waiver by NFS of any rights under this Agreement, including but not limited to the right to close out a contract or position if NFS in its reasonable judgment determines that changing conditions render such action advisable, with or without prior notification to the Customer or the Correspondent. Correspondent may request in good faith that NFS file for an extension of time to comply with Regulation T. Filing for such extension of time with the NYSE is within the sole discretion of NFS.

D. Margin Requirements. Initial margin and margin maintenance requirements applicable to any margin account shall be in accordance with the house rules of NFS as made available from time to time to Correspondent, rather than in accordance with any lower requirement of any law, any exchange or any regulatory agency. In its sole discretion and subject to prevailing market conditions, NFS may change the margin requirements applicable to any Customer, Account, class of accounts or security, as described in its house rules, on appropriate notice to Correspondent unless market conditions prevent advance notice. Upon notice of such changes from NFS, Correspondent shall be responsible for advising Customers of any change in requirements that results in a greater/higher requirement and for collecting any additional margin necessarily to ensure compliance with such increased requirements.

E. Interest on Margin Accounts and Credit Balances. Net interest income from the Accounts shall be proprietary to and fully retained by NFS, subject to credit provided to Correspondent as described in Exhibit A attached hereto. NFS shall calculate the net interest income on the Accounts promptly after the end of each month.

F. Miscellaneous Credit Provisions. In addition to the rules and regulations specifically set forth in this Section, Correspondent is responsible for compliance with all other applicable rules and regulations pertaining to the extension of credit including but not limited to Section 11(d) of the Exchange Act and Regulation B of the Federal Reserve Board.

VI.	MAINTENANCE OF BOOKS AND RECORDS

Unless otherwise provided herein, NFS will make and preserve records of transactions, Accounts and other activities conducted by NFS hereunder on a basis consistent with generally accepted practices in the securities industry and in accordance with the rules of the SEC and each self regulatory organization to which NFS is subject. Correspondent shall make and preserve such records relating to its business as may be required by law or regulation to which Correspondent is subject. NFS and Correspondent shall each be responsible for preparing and filing the reports required by the governmental and regulatory agencies which have jurisdiction over it, and NFS and Correspondent will each provide the other with such information, if any, which is in the control of one party but is required by the other to prepare any such report.

VII.	RECEIPT AND DELIVERY OF FUNDS AND SECURITIES

A. Receipt and Delivery in the Ordinary Course of Business. NFS, through Correspondent, will receive and deliver funds and securities in connection with transactions for Customer and Correspondent Accounts in accordance with the Correspondent’s instructions. Correspondent shall be responsible for advising Customers of their obligations to deliver funds or securities in good form in connection with each such transaction and shall be liable for any failure of any Customer to fulfill such obligation. NFS shall be responsible for the safeguarding of all funds and securities delivered to and accepted by it, subject to count and verification by NFS. NFS will not be responsible for any funds or securities delivered by a Customer to Correspondent, its agents or employees until such funds or securities are physically delivered to NFS’ premises and accepted by NFS or deposited in an account maintained in NFS’ name.

B. Custody Services. Whenever NFS has been instructed to act as custodian of the securities in any Correspondent or Customer Account, or to hold such securities in “safekeeping”, NFS may hold the securities in the Customer’s name or may cause such securities to be registered in the name of NFS or its nominee or in the names or nominees of any depository used by NFS. NFS will perform the services customarily associated with acting as custodian for securities in Correspondent and Customer Accounts, such as: (1) collection and payment of dividends, (2) transmittal and handling (through Correspondent) of tender offers, exchange offers and other corporate actions to the extent notice of such action is actually received by NFS, (3) transmittal of all proxy materials and other shareholder communication actually received by NFS, and (4) handling of exercises, redemptions or expirations of rights and warrants.

C. Receipt and Delivery Pursuant to Special Instruction. Upon instruction from Correspondent or a Customer in a form acceptable to NFS, NFS will make reasonable efforts to effect transfers of securities, funds or Accounts as may be requested. In the event the transfer of an Account requires the liquidation of certain securities within such Account, NFS shall forward the entire request to Correspondent for appropriate action.

D. Check-Issuing Authority. NFS shall, in its sole discretion, authorize certain of the Correspondent’s employees to sign checks as agent for NFS for issuance to Correspondent’s Customers for which NFS is the maker or drawer for amounts requested by such Customers to be withdrawn from their Accounts in such amounts and subject to such conditions and limitations as NFS may determine from time to time. Correspondent shall designate in writing the names of any employees it wishes to receive the authorization described in this paragraph. Correspondent shall not issue or sign any check that would cause the Account to fail to comply with applicable law or regulation or the margin or account equity requirements of NFS. Correspondent shall record the issuance of any check on the NFS system on the same day on which such check is issued. Correspondent agrees that it will not request NFS to authorize someone to sign checks who is not an employee of Correspondent. Correspondent represents and agrees that at any time NFS grants to Correspondent check-issuing authority under this Section, Correspondent maintains adequate supervisory procedures which are satisfactory to NFS with respect to the issuance of such checks or similar instruments and Correspondent shall enforce such procedures. Correspondent agrees to indemnify fully NFS from the negligence, fraud, or mistakes of Correspondent or Correspondent’s employees in connection with any check-issuing authority granted to them and Correspondent authorizes NFS to charge any Correspondent Account, including the Settlement Account provided for in Section X or any other assets of Correspondent held by NFS with the amount of any such losses. Notwithstanding Section VII.A, NFS will not be responsible for the safeguarding of funds withdrawn by Correspondent or Correspondent’s employees pursuant to such check-issuing authority except to the extent required by applicable law or regulation. NFS may withdraw any check-issuing authority granted hereunder upon reasonable notice to Correspondent at any time during the time of this Agreement.

VIII.	CONFIRMATIONS AND STATEMENTS

A. Confirmations. Unless otherwise agreed, NFS will be responsible for preparing and transmitting confirmations of transactions on behalf of Correspondent. NFS agrees that such confirmations shall comply with applicable rules and regulations, with respect to information within the control of NFS. Such confirmations shall include Correspondent’s name and address and shall indicate that Correspondent introduced the Account. NFS shall not review or be responsible for specific transaction or other information set forth or provided in writing by Correspondent on any confirmation. Correspondent shall not generate and/or prepare any statements, billings or confirmations respecting any brokerage transaction or securities position in any Account which is required to be sent under applicable regulation except as provided in this Agreement or with the prior written consent of NFS.

B. Statements. NFS shall prepare and send to Customers monthly or quarterly statements of Account. Such statements shall comply with applicable law and regulation with respect to information within the control of NFS and shall indicate that Correspondent introduced the Account. Certain of the information on such statements, such as prices and descriptions of securities, is obtained from third parties. While NFS will include on statements information only from sources NFS believes to be reliable, NFS cannot guarantee the accuracy of the information. In the event Correspondent posts, or a Customer instructs NFS to post, transaction or other information including security valuations to an Account or to a statement of account, NFS does not undertake to independently verify such information and shall not be liable for any inaccuracy thereof.

C. Examinations and Notification of Errors.

          1. Correspondent shall examine promptly all monthly statements of Account, monthly statements of clearing services and other reports provided or made available to Correspondent by NFS. Correspondent shall notify NFS of any potential error in any Account of which it becomes aware in connection with (a) any transaction prior to the settlement date of such transaction, (b) information appearing on daily reports within seven days of such report, and (c) information first appearing on such monthly statements or reports within thirty days of Correspondent’s receipt of any monthly statement or report. Any notice of error shall be accompanied by such documentation as may be necessary to substantiate Correspondent’s claim. Correspondent shall provide promptly upon NFS’ request any additional documentation in Correspondent’s possession, custody or control, which NFS reasonably believes is necessary or desirable to establish and correct any such error. Correspondent shall not be deemed to have waived its right to make a claim against NFS pursuant to this Agreement by reason of any delay in notification or review.

          2. Solely as an accommodation to Correspondent, NFS agrees to notify Correspondent of any error in any Account if NFS becomes aware of such error in connection with any order, transaction, confirmation, account statement or otherwise. Such notice may include any manner in which NFS may correct or propose to correct such error. Nothing in this paragraph shall create an obligation or responsibility of NFS to review or examine statements or reports of Accounts for errors except as otherwise required by applicable law, rule or regulation.

IX.	FEES AND SETTLEMENT FOR SECURITIES TRANSACTIONS

A. Commissions and Fees.

          1. Correspondent shall provide to NFS its schedule of commissions and fees (“Fees”) and NFS will charge each Customer the Fees shown on such schedule or which Correspondent otherwise directs NFS to charge on each transaction or with respect to an Account. NFS shall not exercise any control or influence over the Fees, mark-ups, or other charges or expenses imposed by the Correspondent upon the Accounts. Correspondent’s Fee schedule may be amended from time to time by written instructions to NFS from Correspondent; provided, however, that NFS shall be required to implement such changes only to the extent that they are within the usual capabilities of NFS’ data processing and operations systems as determined by NFS and only over such reasonable time as NFS may deem necessarily or desirable to avoid disruption of NFS’ normal operational capabilities.

          2. NFS will charge Correspondent for the clearing services, products and features according to the fee schedule set forth in Exhibit A attached hereto. Such fees may be changed by mutual written consent. The parties agree to negotiate in good faith the fees payable by Correspondent for new or additional products or services or for material enhancements or upgrades to existing products or services. Expenses incurred by NFS on behalf of Correspondent and which shall be deducted from any payments due to Correspondent from NFS are set forth in Exhibit A attached hereto.

B.

Settlements. NFS will collect commissions from Customers on behalf of Correspondent and through Correspondent. NFS may make payments to Correspondent against such commissions in advance of the monthly settlement contemplated by this Section IX.2, the amount of such payments to be determined in NFS’ sole discretion based upon NFS’ experience with Correspondent’s clearance activity. On the fifteenth day of each month (or the first business day thereafter if the fifteenth day is not a business day), NFS shall credit Correspondent’s Settlement Account (as defined in Section X.C) with commissions and other amounts earned by Correspondent up to the twelfth day of that month. To the best of its abilities, NFS shall credit Correspondent’s Settlement Account for the commissions and other amounts earned by Correspondent during the remainder of each month, net of all amounts due to NFS from Correspondent (including, without being limited to, expenses due NFS hereunder, Customers unsecured debit items, however arising), no later than the tenth business day after the last Friday in each month or, if NFS has not been able to credit Correspondent’s Account by that date, as promptly as possible thereafter. If the amount due to NFS in any month exceeds the amount available in Correspondent’s Settlement Account as shown on the statement for such Settlement Account, Correspondent shall, in accordance with the provisions of Section X.C, immediately deposit with NFS additional cash so that the Settlement Account will always have a zero or credit balance. If Correspondent fails to make such additional deposit, NFS shall have the right to charge any other Account maintained by NFS for Correspondent or any other assets of Correspondent held by NFS (including the deposit required pursuant to Section X.B and positions and balances in Correspondent Accounts) for the net amount due NFS. If NFS elects not to charge such other Accounts or assets, or such assets are insufficient to discharge the net amount due to NFS, any amount due to NFS shall be paid to NFS by Correspondent immediately upon demand by NFS. If NFS does not receive such payment, NFS may charge Correspondent interest at the broker’s call rate on such amount until paid. Any failure by NFS to charge the Settlement Account or any other Account or assets of Correspondent held by NFS shall not act as a waiver of NFS’ right to demand payment of, or to charge Correspondent’s Accounts for, the full amount due at any time. With respect to any Customer or Correspondent Account in which there exists an unsecured debit or other unsatisfied financial obligation at the time of the commission payment, NFS reserves the right to reserve an amount equal to that which is outstanding in those Accounts and deduct that amount from the payment to be made to Correspondent for that month, unless the debit is the result of NFS’ error, negligence or willful misconduct, and the deduction will be reflected on Correspondent’s Clearing Statement. Correspondent will receive a credit for those Accounts in which the unsecured short position or unsecured debit is eliminated.

Correspondent shall properly account for any debit, deficiency or other financial obligation in the computation of net capital or preparation of financial reports in accordance with Rules 15c3-l and 15c3-3 under the Exchange Act.

C. Disputed Amounts. If a dispute arises between the parties over an amount due to be paid or credited to the other under this Agreement, including without limitation any amount charged by NFS to the Settlement Account or any other Account or asset of Correspondent held by NFS, the parties agree to escalate the dispute to their respective senior management to seek in good faith to resolve the dispute.

X.	NET CAPITAL, DEPOSIT AND SETTLEMENT ACCOUNT

A. Correspondent Net Capital. Correspondent shall maintain net capital in an amount which is the greater of Correspondent’s net capital requirement as calculated in accordance with Rule 15c3-l under the Exchange Act, and an amount set forth in Exhibit B, as such Exhibit may be amended by NFS, using its Reasonable Business Judgment, from time to time upon notice to Correspondent from NFS. NFS reserves the right to review the nature and volume of Correspondent’s business or the nature of the securities involved in Correspondent’s transactions (“Business Mix”) and exercising its Reasonable Business Judgment to require that Correspondent increase its net capital in accordance with this section. Any failure by Correspondent to either maintain net capital as requested by NFS or modify its Business Mix in a manner which NFS, using its Reasonable Business Judgment, deems appropriate to reduce Correspondent’s net capital requirement hereunder shall be deemed a material breach of this Agreement and cause for termination in accordance with Section XIV.2.B.

B. Deposit. Correspondent has deposited and shall maintain a deposit of cash with NFS under the following terms and conditions. Correspondent shall maintain, for deposit in an account maintained by NFS, an amount set forth on Exhibit B as amended from time to time in accordance with this section. NFS reserves the right to review Correspondent’s Business Mix and exercising its Reasonable Business Judgment to require that the Correspondent increase its escrow deposit in accordance with this section. Any failure by NFS to demand compliance with the requirement that Correspondent deposit an additional cash deposit shall not act as a waiver of NFS’ right to demand compliance with such requirement at any time. Correspondent understands that if it fails to comply with a request by NFS for an additional cash deposit, NFS reserves the right, using its Reasonable Business Judgment, to accept only liquidating transactions for Accounts of Customers and Correspondent and Correspondent will give notice of such fact to Customers. If such notice is not given by Correspondent to Customers, Correspondent agrees that NFS may give such notice to Customers. NFS agrees to pay Correspondent interest on the cash deposit. The rate paid will be the average overnight repurchase agreement rate for the applicable period. Correspondent agrees that if this Agreement is terminated for any reason, NFS may deduct from such cash deposit any amounts Correspondent owes NFS because of failure to meet any of Correspondent’s obligation under this Agreement. Such deposit does not represent an ownership interest in NFS.

C. Settlement Account. In connection with the clearing services performed by NFS hereunder, NFS will establish on NFS’ books a ledger account designated as a settlement account (the “Settlement Account”) through which NFS will record the amounts payable to Correspondent or due to NFS from Correspondent pursuant to this Agreement. In the event that Correspondent fails to meet any of Correspondent’s obligations under this Agreement, Correspondent authorizes NFS to charge the Settlement Account in the amount owed to NFS under this Agreement and Correspondent agrees that Correspondent will immediately deposit with NFS additional cash so that the Settlement Account will at all times have a credit or zero balance. Any failure by Correspondent to object to such charge shall not act as a waiver of Correspondent’s right to contest the charge at another time.

D. NFS shall maintain net capital at a level of 250% of NFS’ SEC net capital requirement. NFS reserves the right to modify such amount in the event of a material change in SEC net capital rules or regulations or NFS’ SEC net capital requirement.

XI.	PROPRIETARY ACCOUNTS OF INTRODUCING BROKER-DEALER (“PAIB”)

A.

Correspondent may elect to rely on an existing SEC No-Action Letter dated November 3, 1998 (“No-Action Letter”), and any subsequent amendments thereto, that permits introducing broker-dealers to use its PAIB assets as allowable assets for purposes of SEC’s net capital rule (SEC Rule 15c3-l) and customer protection rule (SEC Rule 15c3-3), subject to the terms and conditions contained in this Section.

B.

Correspondent requests that NFS establish a separate reserve account for PAIB assets in accordance with SEC Rule 15c3-3 and perform the PAIB calculation in accordance with the provisions, procedures, and interpretations set forth in the SEC No-Action Letter and any subsequent amendments thereto. In consideration thereof, Correspondent represents, warrants and agrees that:

		1)	Correspondent will be responsible for the accuracy and completeness of information provided to NFS regarding its proprietary accounts;

2)

Correspondent will be responsible to determine that its proprietary accounts are properly coded for purposes of segregating accounts and performing the PAIB calculation, which will require Correspondent to monitor and check that each PAIB account has the proper regulatory code;

3)

Correspondent understands that if any account is not properly coded, NFS will be unable to segregate the account and perform a calculation and, as a result, the assets in any such account will not be considered as allowable assets for purposes of the Correspondent’s net capital calculation under SEC Rule 15c3-l; and

		4)	Correspondent is responsible for notifying its Designated Examining Authority in writing of the existence of this Section within two business days after consummation of this Agreement.

C.

In exchange for the above, NFS will establish a Special Reserve Account for the Exclusive Benefit of Customers – PAIB with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement. NFS will also establish and maintain procedures by which it will perform PAIB reserve calculations, and will undertake to perform these calculations in accordance with the provisions, procedures, and interpretations set forth in the SEC No-Action Letter and amendments thereto, and SEC Rule 15c3-3, for the specified time periods. NFS represents that the PAIB reserve computation will include all properly coded proprietary accounts of the Correspondent. NFS further represents that all PAIB assets will be kept separate and distinct from customer assets under the customer reserve formula in SEC Rule 15c3-3.

XII.	INDEMNIFICATION

A. Indemnity. Correspondent shall indemnify and hold harmless NFS and each person who controls NFS within the meaning of the Exchange Act from and against any and all claims, damages, losses, judgments, costs and expenses (including reasonable attorney’s fees) (“Losses”) that NFS may suffer or incur as a result of the material failure of Correspondent to perform its obligations under this Agreement (including but not limited to its obligations under Section V of this Agreement) or the negligence or willful misconduct of Correspondent. Without limiting the generality of the foregoing, Correspondent shall indemnify and hold NFS harmless with respect to Losses, except to the extent that such Losses are the result of NFS’ negligence or willful misconduct, related to (1) failure by Correspondent or any Customer to promptly settle a transaction or to maintain adequate margin required under this Agreement; (2) the material breach by Correspondent of any obligation existing between Correspondent and a Customer of Correspondent that is related to the subject of this Agreement; (3) Correspondent’s material failure to comply with any law, rule or regulation of the United States, a state or territory thereof, the SEC, the Federal Reserve Board, the NYSE or other authority, applicable to any transaction, Customer or Account contemplated by this Agreement; (4) the material failure of any Customer to satisfy his or her obligation with respect to such Customer’s Account; (5) breach by Correspondent of any of its material representations or warranties made herein; (6) any action by Correspondent or its employees in the receipt by Correspondent of an order or cancellation of an order from an Account and its transmission to an order delivery or execution system used by Correspondent or Correspondent Customers; (7) third party claims related to Customer’s Accounts that arise from or relate to suspension of trading or bankruptcy or insolvency of any company, securities of which are held in Customer’s Accounts; (8) any failure by Correspondent or any Customer or Account to comply with the terms of its margin agreement with NFS and its consent to loan and hypothecation of securities; (9) NFS’ re-booking of margin transactions as cash transactions pursuant to Section V.B; (10) NFS or Correspondent’s execution of a transaction for the account of a Customer pursuant to Section IV.D; or (11) the failure of Correspondent or any Customer to timely deposit good funds, deliver securities, settle any transaction or otherwise comply with Regulation T including violation of Regulation T restrictions on an Account or the margin rules of any self-regulatory organization, exchange or NFS.

NFS shall indemnify and hold harmless Correspondent and each person who controls Correspondent within the meaning of the Exchange Act from and against any and all Losses that Correspondent may suffer or incur as a result of the material failure of NFS to perform its obligations under this Agreement or the negligence, or willful misconduct of NFS. Without limiting the generality of the foregoing, NFS shall indemnify and hold Correspondent harmless with respect to Losses, except to the extent that such Losses are the result of Correspondent’s negligence or willful misconduct, related to: (1) the loss of securities or cash after actual receipt by NFS from Correspondent or prior to the delivery of securities to Correspondent from NFS by a courier selected by NFS; (2) failure by NFS to remain a member in good standing of the exchanges necessary to provide the services contemplated hereunder or the failure to remain a duly licensed broker/dealer in good standing under applicable law; (3) any material violation of applicable law, rule, or regulation in the performance of its duties and obligations under this Agreement; or (4) breach by NFS of any of its material representations or warranties made herein.

Promptly after receipt by a party entitled to indemnification under this Section (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to the Indemnified Party under this Section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party of its intention to assume the defense of an action or the actual assumption of the defense, the Indemnified Party shall bear the expenses of any additional counsel obtained by the Indemnified Party, and the indemnifying party shall not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party may not settle any action without the written consent of the indemnifying party. The indemnifying party may not settle any action without the written consent of the Indemnified Party unless such settlement completely and finally releases the Indemnified Party from any and all liability and imposes no further liability or obligation on the Indemnified Party. In either event, consent shall not be unreasonably withheld.

B. Security Interest: Authorization to Charge. Correspondent agrees that each Correspondent Account and other property of Correspondent maintained by NFS shall be subject to a lien and security interest in favor of NFS for the discharge of Correspondent’s obligations to NFS under this Agreement. For purposes of this Agreement, the defined term “Correspondent Accounts” does not include any Customer Accounts or Customer property. Correspondent authorizes NFS to charge any Correspondent Account maintained by NFS and any other assets of Correspondent held by NFS with all amounts owing to NFS including, but not limited to: (1) any reasonable cost or expense directly resulting from failures to deliver or failures to receive; (2) any losses directly resulting from unsecured debit balances in any Customer or Correspondent Account; (3) aged bank reconciliation items; and (4) any amounts to which NFS is otherwise entitled pursuant to the provisions of Section IX, X, or XII. Such charge may be made against any Correspondent Account or assets at any time and in such amount as NFS deems appropriate in its sole discretion. No delay in charging any Correspondent Account or asset shall operate as a waiver of NFS’ right to do so at any future time as and when NFS deems appropriate. Correspondent may, at its option, satisfy its obligation to NFS under this Section by depositing promptly with NFS in a reserve or other appropriate account an amount sufficient to cover the loss or unsecured indebtedness held in the Customer or Correspondent Account.

XIII.	UNDERTAKINGS

A. Other Clearing Services. During the term of this Agreement, Correspondent will not obtain the services contemplated hereunder through a broker other than NFS without prior written consent of NFS. Notwithstanding the foregoing, NFS hereby agrees that (1) if Correspondent requests NFS to provide such services for certain financial products or to certain Customers and NFS, in its sole discretion, using its reasonable business judgment, determines that it is unwilling or unable to provide such services for such products or to such Customers and so notifies Correspondent, Correspondent may either self-clear or engage a third party to provide the clearing and/or custody services for such products or to such Customers only; or (2) if Correspondent acquires control of another broker-dealer or substantially all of another broker-dealer’s customer accounts, Correspondent may continue to use for up to one year the clearing arrangements then in effect for such broker-dealer or such broker-dealer’s accounts only.

B. Suspension or Restriction. In the event that either party or any of its principal executive officers shall become subject to suspension or material restriction by FINRA or any other regulatory body having jurisdiction over the party and such party’s securities business, such party will notify the other party immediately and such party authorizes the other party to take such steps as may be reasonably necessary for the other party to maintain compliance with the rules and regulations to which it is subject. The parties further authorize the other party, in such event, to comply with directives or demands made upon it by any such exchange or regulatory body.

C.1. Tradenames of NFS. Correspondent acknowledges that the name and logos of “Fidelity Investments®”, “National Financial Services LLC”, and their affiliates (“Names”) are proprietary trademarks and tradenames and are of significant value and importance. Correspondent will not undertake any written or oral sales, advertising, 18 marketing, promotional or solicitational activities which identify, make reference to or otherwise use these Names, or suggest either orally or in writing that Correspondent is an agent of, affiliated with or in any way part of the Fidelity Investments® organization, except as follows or as otherwise approved in writing by NFS:

(a)

Correspondent may indicate that “Accounts are carried by National Financial Services LLC, Member NYSE/SIPC, a Fidelity Investments® company.” Any use of the Fidelity Investments® name must be identified as a registered trademark.

(b)	In addition to any disclosure required by other rules, in describing the SIPC and excess SIPC coverage on NFS accounts, the following language must be used:

“Securities in accounts carried by National Financial Services LLC (“NFS”), a Fidelity Investments company, are protected in accordance with the Securities Investor Protection Corporation (“SIPC”) in an amount up to $500,000 (including up to $100,000 for cash awaiting reinvestment). NFS also has arranged for coverage above these limits Neither coverage protects against a decline in the market value of securities, nor does either coverage extend to certain securities that are considered ineligible for coverage. For more details on SIPC, or to request a SIPC brochure, visit www.sipc.org or call 1-202-371-8300.”

(c)	Correspondent may indicate that Fidelity mutual funds are available through Correspondent, and must if a specific fund is named use the full and correct name of each mutual fund.

(d)	No reference to the Fidelity companies or Fidelity mutual funds may be made in such a way as to mislead public customers.

C.2. Tradenames of Correspondent. NFS acknowledges that the names and logos of Correspondent, including without limitation, SiebertNet, Siebert Brokerage Express, Siebert Capital Markets, WFN – Woman’s Financial Network, Siebert Bradford Shank, Muriel Siebert & Co., Inc., Siebert Financial Corp., Muriel Siebert’s Personal Financial Program, and Siebert International PLC, and all derivations thereof, are proprietary trademarks and tradenames and are of significant value and importance. NFS will not undertake any written or oral sales, advertising, marketing, promotional or solicitational activities which identify, make reference to or otherwise use these names, or suggest either orally or in writing that NFS is an agent of, affiliated with or in any way part of the Correspondent, except as approved in writing by Correspondent.

D. Regulation E Compliance. In the event any Account engages in any transactions in an Account through the use of any electronic funds transfer mechanism or procedure (“EFT”) and/or uses any access device, including any debit card, which may be used for initiating an EFT, Correspondent shall be solely liable and responsible for compliance with the requirements of Regulation E promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 205.1-15, all interpretations issued thereunder and any rules, regulations, orders, or advisories promulgated by the FRB regarding Regulation E or similar regulation.

E. Triparty Clearing Relationships. Correspondent shall not introduce to NFS for clearing purposes any Account, or Transaction introduced to Correspondent by another broker or dealer (“Triparty Arrangement”) for clearing purposes without the prior written consent of NFS, which consent shall not be unreasonably withheld. In the event Correspondent wishes to enter into a Triparty Arrangement, Correspondent shall notify NFS and execute and require its correspondent to execute such agreements or other documents as NFS may reasonably require. Correspondent shall also notify NFS promptly in the event that a Triparty Arrangement is terminated by Correspondent.

F. Prospectus Delivery. Correspondent will have sole responsibility for delivering any prospectus, offering circular or like document required pursuant to the prospectus delivery or like requirements of the Securities Act of 1933, as amended (the “Securities Act”), rules of the Municipal Securities Rulemaking Board, other self regulatory organization, or as required by the issuer. Correspondent shall be solely responsible for compliance with any and all disclosure document delivery requirements in connection with Accounts that are options accounts. Correspondent has retained NFS to deliver or cause to be delivered disclosure documents which Correspondent is otherwise required to deliver at such fees as NFS and Correspondent shall agree from time to time.

G. Compliance with State Law.

          1. Correspondent. Correspondent shall be solely responsible for ensuring that each of the activities in which it engages in connection with this Agreement, including but not limited to, the handling of Customer Accounts, the offer or sale of securities, and the qualification and registration of Correspondent or its personnel shall be in material compliance with the applicable laws and regulations of each state and territory having jurisdiction over Correspondent or its activities.

          2. NFS. NFS shall be solely responsible for ensuring that each of the activities in which it engages in connection with this Agreement, including but not limited to, the execution, clearance and settlement of trades, the safekeeping of funds and securities, the extension of credit to Customer Accounts, and the qualification and registration of NFS and its personnel shall be in material compliance with the applicable laws and regulations of each state and territory having jurisdiction over NFS or its activities.

H. Electronic Transmission of Orders. Correspondent acknowledges that all NYSE member firms must establish and maintain procedures designed to monitor and supervise the electronic transmission of orders. Correspondent further acknowledges that it must either (1) acknowledge to NFS that the procedures set forth on Exhibit C, (as such Exhibit may be amended from time to time by NFS), have been adopted and implemented by Correspondent; or (2) develop and implement its own procedures for the proper supervision of orders placed with the NYSE by electronic transmission, and provide to NFS a copy of such procedures. Correspondent has indicated its election in Exhibit C and shall notify NFS in writing in the event the election should change. The procedures set forth in Exhibit C are intended to cover the limited aspect of supervision relating to electronic transmission of orders and do not in any way alter Correspondent’s obligations as otherwise set forth by law or in this Agreement.

I. Delivery and Resale of Control and Restricted Securities. Correspondent shall be responsible for compliance with all laws, rules, and regulations regarding the resale, transfer, delivery or negotiation of securities under the Securities Act of 1933 (“Securities Act”), including but not limited to Rules 144, 145, 701 and Rule 144A thereunder on behalf of any Customer or Correspondent Account. Correspondent shall notify NFS whether any Customer or Account is a “control person” within the meaning of the Securities Act with respect to any securities custodied at NFS from time to time.

Correspondent shall comply with such reasonable policies, procedures and documentation requirements with respect to “control” and “restricted” securities (as such terms are contemplated under the Securities Act) as NFS may provide to Correspondent from time to time, including but not limited to the marginability of such securities.

To the extent that Correspondent requests NFS to perform services on behalf of Correspondent under this Section XIII.I, NFS shall comply with applicable laws, rules, and regulations regarding the resale, transfer, delivery or negotiation of securities under the Securities Act, including but not limited to Rules 144, 145, and 701.

J. Order Handling.

          1. Order Routing. In the event that Correspondent uses or directs NFS to use NFS’ order routing network to direct orders to a particular broker, dealer or market center through NFS’ order routing network, Correspondent hereby agrees to assume all regulatory and any fiduciary responsibilities associated with such order routing request(s), including but not limited to customer disclosure and best execution. Correspondent hereby agrees to indemnify and hold NFS harmless with respect to all losses, damages, or other financial obligations suffered or alleged to have been suffered or incurred by a Customer arising out of or related to any orders directed by Correspondent to such broker, dealer, or market center, unless such loss is caused by NFS’ negligence or willful misconduct. Correspondent represents that it shall comply at all times with applicable regulations regarding order routing, disclosure and inducements for order flow including Rules 11Ac1-3 and 10b-10 under the Exchange Act as in effect from time to time.

          2. Executions with Other Counterparties. With respect to orders executed by Correspondent directly with or through designated counterparties, and not through NFS, in the event that the counterparty with whom Correspondent dealt fails to satisfy its obligation with respect to any such transaction, Correspondent assumes the risk of such failure by the counterparty and shall reimburse NFS for any loss which NFS may sustain, except that Correspondent shall not be responsible for such loss to the extent such loss is due to NFS’ negligence or willful misconduct.

          3. Best Execution. NFS shall provide “best execution” for all trades that it executes for Correspondent or Correspondent’s Customers in accordance with all applicable rules, laws, and regulations. Additionally, upon reasonable request from Correspondent, and subject to execution of such agreements as may be reasonably required by NFS, NFS shall provide reasonable data regarding execution of Correspondent and Correspondent Customer trades to third party vendors Transaction Auditing Group and/or Thompson Transaction Analytics, as designated by Correspondent, to assist Correspondent in assessing the execution quality provided by NFS for Correspondent and Correspondent Customer trades. NFS reserves the right to modify such third party vendors.

K. Market Making and Underwriting Activity. Correspondent shall not engage in market making without prior written notice to NFS. NFS hereby acknowledges that

Correspondent participates in the distribution of securities. In no event shall NFS be deemed to be giving or have given an opinion of the quality, investment potential or creditworthiness of the issuer or the security. Correspondent shall be responsible for compliance with applicable laws, rules and regulations with respect to such activity. Correspondent shall also comply with NFS’ policies and procedures provided to Correspondent as modified from time to time. Due to the nature of the activity contemplated hereunder, NFS reserves the right, utilizing its Reasonable Business Judgment, to increase the net capital and escrow requirements as set forth in Exhibit B pursuant to Section X.l and X.2 of this Agreement.

L. Special Products or Services. Correspondent may elect to offer to its Customers or engage in certain products or services with prior written notice to NFS as set forth in Exhibit B. Correspondent has notified NFS of such intention and has executed the appropriate corresponding Schedules.

XIV.	TERMINATION OF AGREEMENT, TRANSFER OF ACCOUNTS.

A. Effectiveness. This Agreement shall remain in full force and effect for an initial term of three years (“Initial Term”) from the date hereof subject to approval by FINRA. Either party may terminate this Agreement at the end of such three-year period by giving 180 days prior written notification of termination. In such event, this Agreement shall terminate at the end of such initial three-year period.

In the event no written notification is given as set forth above, this Agreement shall be deemed to have been renewed, subject to termination by either party at any time by giving 180 days prior written notification of termination, and such termination shall be effective as of the end of such 180-day period.

B. 1. Termination by NFS. NFS may terminate this Agreement at any time on thirty (30) days’ prior written notice to Correspondent in the event that Correspondent:

(a)	materially fails to comply with the terms of this Agreement and upon prior written notification by NFS fails to remedy such noncompliance within thirty (30) days from such notification; or

(b)

is enjoined, prohibited or suspended as a result of an administrative or judicial proceeding for a period of more than thirty (30) days from engaging in securities business activities constituting all or a material portion of Correspondent’s securities business, which injunction, prohibition or suspension makes materially impracticable the disclosed clearing relationship established in this Agreement; or

(c)	fails to comply with the net capital requirement pursuant to Section X.A and upon prior notification by NFS fails to correct such deficiency within thirty (30) days from such notification; or

(d) conducts or participates in any activity, transaction, or conduct which, in NFS’ reasonable business judgment, may present a material adverse impact or reflection upon NFS’ reputation.

2. Termination by Correspondent. Correspondent may terminate-this Agreement at anytime upon thirty (30) days’ prior written notice to NFS in the event that NFS:

(a) materially fails to comply with the terms of this Agreement and upon prior written notification by Correspondent fails to remedy such noncompliance within thirty (30) days from such notification; or

(b)

is enjoined, prohibited or suspended as a result of an administrative or judicial proceeding for a period of more than thirty (30) days from engaging in securities business activities constituting all or a material portion of NFS’ securities business, which injunction, prohibition or suspension makes materially impracticable the disclosed clearing relationship established in this Agreement; or

(c) fails to comply with the net capital requirement pursuant to Section X.D and upon prior notification by Correspondent fails to correct such deficiency within thirty (30) days from such notification.

C. Automatic Termination. This Agreement shall terminate immediately in the event that either party:

1. is no longer registered as a broker-dealer with the SEC; or

            2. for a period of more than thirty (30) days is suspended or has material restrictions placed on its business by FINRA or any national securities exchange of which it is a member for failure to comply with the rules and regulations thereof; or

3. ceases to conduct its business.

D. Conversion of Accounts. In the event that this Agreement is terminated for any reason, it shall be Correspondent’s responsibility to arrange for the conversion of Correspondent and Customer Accounts to another clearing broker. The parties agree to work in good faith during such a conversion. Correspondent will give NFS notice (the “Conversion Notice”) of (1) the name of the broker which will assume responsibility for clearing services for Customers and Correspondent, (2) the date on which such broker will commence providing such services, (3) Correspondent’s undertaking, in form and substance reasonably satisfactory to NFS, that Correspondent’s agreement with such broker provides that such broker will accept on conversion substantially all of Correspondent and Customer Accounts then maintained by NFS, provided that if such broker is not accepting all accounts of Correspondent and Customers then maintained by NFS, Correspondent’s undertaking shall also include arrangements reasonably satisfactory to NFS with respect to such remaining accounts, and (4) the name of an individual within the new clearing firm whom NFS can contact to coordinate the conversion. The Conversion Notice shall be given within 30 days of Correspondent’s notice of termination given pursuant to Section XIV.A or XIV.B.2, or within 30 days of NFS’ notice of termination pursuant to Section XIV.A or Section XIV.B.1, or within 30 days of the occurrence of an event specified in Section XIV.C. If Correspondent fails to give the Conversion Notice to NFS, NFS may give to Customers such notice as NFS reasonably deems appropriate of the termination of this Agreement and may make such arrangements as NFS reasonably deems appropriate for transfer or delivery of Customer and Correspondent Accounts. In the event NFS receives or gives notice of termination under this Section XIV.A or XIV.B, or this Agreement terminates automatically pursuant to Section XIV.C, NFS reserves the right to administer each Account in such manner as NFS deems appropriate in its sole discretion, utilizing reasonable business judgment, taking into consideration the interests of such Account, including but not limited to rejecting transactions pursuant to Section IV.D. Correspondent will pay to NFS reasonable and equitable programming charges to process the conversion. In addition, Correspondent shall pay any reasonable and documented costs incurred by NFS as billed by any third party vendors, such as transfer agents, directly relating to such conversion. In the event that Correspondent terminates this Agreement prior to the end of the initial term, other than as permitted under this Agreement, Correspondent shall pay to NFS a termination fee as described in Exhibit A. In the event that Correspondent is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 USC 78aaa-111), NFS’ claim for payment of a termination fee under this Agreement shall be subordinate to claims of Correspondent’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.

E. Survival. No termination of a party’s services under this Agreement pursuant to Sections XIV.B or XIV.C shall relieve the other party of its obligations under this Agreement. Termination of this Agreement shall not affect the rights or obligations of either party arising prior to the effective date of such termination. The provisions of Sections XII. (Indemnification) and XV. (Confidential Nature of Information and Documents) and XII.7. (No Obligation to Release) shall survive the termination of this Agreement.

F. No Obligation to Release. NFS shall not be required to release to Correspondent any securities or cash held by NFS for Correspondent in any Correspondent Account or the Settlement Account until; (1) any amounts owing to NFS pursuant to the provisions of this Agreement are determined and Correspondent’s outstanding obligations hereunder to NFS are paid, including determination of any disputed amounts; (2) any property of NFS in the possession of Correspondent is returned to NFS; and (3) arrangements reasonably satisfactory to NFS have been made by Correspondent with respect to all Accounts introduced to NFS by Correspondent. NFS agrees to return any amounts owed to Correspondent within 30 days from the effective termination of this Agreement.

XV.	CONFIDENTIAL NATURE OF INFORMATION AND DOCUMENTS

Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees to comply with its obligations under the terms of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.) and other privacy laws, to the extent applicable, and to cooperate with the other party at such party’s request in the fulfillment of any such obligations.

Proprietary information shall not include any information that is: (A) already known to the other party or its affiliates at the time of the disclosure; (B) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (C) subsequently disclosed to the other party or its affiliates on a nonconfidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; (D) communicated to a third party by the other party with the express written consent of the owner; or (E) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided the disclosing party provides prompt notice of any such subpoena, order, etc. to the other party so that such party will have the opportunity to obtain a protective order.

Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information, to use the Proprietary Information only for purposes of this Agreement, and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information of which it becomes aware. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of the Agreement by its employees, attorneys, accountants, or other advisors or agents. For point of clarity, Customer order, transaction, and other Customer information shall constitute Proprietary Information for purposes of this Section XV.

This Section XV shall continue in full force and effect notwithstanding the termination of this Agreement.

XVI.	SECTION DELETED INTENTIONALLY

XVII.	NOTICE TO CUSTOMERS

NFS shall provide, or cause to be provided to every Customer promptly upon the opening of a Customer Account, notice of the existence of this Agreement and general terms of this Agreement clearly indicating the allocation of responsibility contained herein, which notice shall comply with New York Stock Exchange Rule 382 and NASD Conduct Rule

3230 or any successor rules of FINRA. NFS shall provide Correspondent a copy of the current version of such notice upon Correspondent’s request.

XVIII.	CUSTOMER COMPLAINT PROCEDURES

A. Complaints Directed to Correspondent. Correspondent will be responsible for the prompt handling of all Customer complaints directed to Correspondent. If any such complaint is based upon an alleged act or failure to act by NFS, Correspondent will notify NFS promptly of such complaint and the basis therefore and will consult with NFS and the parties will cooperate in determining the validity of such complaint and the appropriate action to be taken. Correspondent will forward a copy of such correspondence to NFS.

B. Complaints Directed to NFS. NFS will be responsible for handling all Customer complaints directed to NFS. If any such complaint is based upon an alleged act or failure to act by Correspondent or a responsibility allocated to Correspondent under this Agreement, NFS will so notify the Customer and forward the complaint to Correspondent with a copy to Correspondent’s Designated Examining Authority (to the extent required). If the complaint is based upon an alleged act or failure to act by NFS, NFS will review such complaint with Correspondent and respond promptly to the Customer with a copy of such correspondence to Correspondent.

C. Regulatory Inquiries. Correspondent and NFS will each respond to the inquiries they receive from regulatory authorities. Each will cooperate with the other in production of information or documentation as necessary to respond to such inquiry in a timely and complete manner. Correspondent and NFS will advise the other of receipt of any regulatory inquiry concerning the other firm to the extent permitted by such regulatory authority and applicable law, rule, or regulation.

XIX.	TELEPHONE RECORDING

Correspondent understands and agrees that in order to verify securities transactions and other information related to this Agreement, NFS may tape-record telephone conversations with its employees. Correspondent also understands that such recordings may take place without an audible electronic “beep”, tone or vocal announcement to indicate that the line may be recorded. Correspondent will be solely responsible for notifying, and obtaining the consent of, all present and future employees that such conversations may be recorded. Correspondent consents to the admission of such recordings as evidence in any adjudication of any dispute or claim arising under this Agreement. NFS understands that in order to verify securities transactions and other information related to this Agreement, Correspondent may tape-record telephone conversations with its employees.

XX.	REMEDIES CUMULATIVE

The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege, nor to limit the exercise of such right, power, remedy, or privilege, nor shall it preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

XXI.	MISCELLANEOUS

A. NFS shall be responsible for providing IRS Form 1099 and other information required to be reported by federal, state or local tax laws, rules or regulations, to Accounts solely with respect to events and dates subsequent to Correspondent’s conversion to NFS and for the mailing of same at Correspondent’s expense as defined in Exhibit A.

B. NFS shall limit its services pursuant to the terms of this Agreement to those services expressly set forth herein and related thereto. NFS will perform such other services including enhancements thereto, upon such terms and at such prices, as NFS and Correspondent may from time to time agree. Neither Correspondent nor NFS shall hold itself out as an agent, partner or joint venture partner of the other or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the other.

C. This Agreement, including all Exhibits, which are hereby incorporated by reference, constitutes and expresses the entire Agreement and understanding between the parties and supersedes all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified only in writing signed by both parties to this Agreement. Such modification shall not be deemed as a cancellation of this Agreement.

D. This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of Correspondent or NFS. Any assignment of this Agreement shall be subject to the requisite review and/or approval of any regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement shall be valid unless the non-assigning party consents to such an assignment in writing, provided that any assignment by either NFS or Correspondent to any majority-owned subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by or under common control with either of them will be deemed valid and enforceable in the absence of any consent from either party. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between Correspondent and NFS.

E. Neither party shall be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension or trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, flooding, strikes, failure of utility services, accidents, adverse weather or events of nature, or other conditions beyond the control of that party. In the event that any communications network, data processing system, or computer system used by a party, whether or not owned by such party, is rendered inoperable beyond the reasonable control of such party, such party shall not be liable to the other party for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom.

F. The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of the Agreement, shall be subject to the statutory and common law of the Commonwealth of Massachusetts.

G. In the event of a dispute between the parties such dispute shall be settled by arbitration in accordance with the rules then prevailing at FINRA, provided however that if FINRA declines jurisdiction over the dispute it shall be decided through the jurisdiction of any United States securities self-regulatory organization or United States securities exchange of which the entity against whom the claim is made is a member and designates. Such designation of the rules of a United States self-regulatory organization or United States securities exchange is not integral to the underlying agreement to arbitrate. Any final award rendered by such arbitrators shall be final and binding between the parties and judgment thereon may be entered in any court of competent jurisdiction.

H. The heading preceding the text, and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction, or effect of this Agreement.

I. To the extent required by the SEC’s interpretation of its financial responsibility rules and to the extent necessary to give Customers and Accounts the full benefit of the Securities Investor Protection Act, Correspondent’s Customers will be considered customers of NFS and not Customers of the Correspondent. Nothing herein shall cause the Correspondent’s Customers to be deemed to be customers of NFS for any other purpose, or to negate the intent of any other section of this Agreement, including but not limited to, the allocation of responsibilities as set forth elsewhere in this Agreement.

J. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall apply only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and the parties shall take diligent efforts to implement their original intentions as to the terms of this Agreement as if any such invalid or unenforceable provision or condition were not contained herein.

K. For the purposes of any and all notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, NFS’ address shall be:

National Financial Services LLC
155 Seaport Blvd., ZW9B
Boston, MA 02210
Attention: Katie Zack, Vice President

and Correspondent’s address shall be:

Muriel Siebert & Co., Inc.
885 Third Avenue, Suite 1720
New York, NY 10022
Attention: Muriel F. Siebert or Timothy O’Leary

and either party may provide such notice or change its address for notice purposes by giving written notice pursuant to registered or certified mail, return receipt requested, of the new address to the other party.

L. Authority to Execute; Counterparts: FINRA Approval. Each party represents to the other that an officer duly authorized to enter into a fully disclosed clearing relationship will execute this Agreement on behalf of such party. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single Agreement. When each party hereto has executed and delivered to the other a counterpart, this Agreement shall become binding on both parties, subject only to approval by FINRA. NFS will submit this Agreement to FINRA promptly following execution.

          IN WITNESS WHEREOF, the parties have made and executed this Agreement at Boston, Massachusetts as set forth below.

NATIONAL FINANCIAL SERVICES LLC

By:	/s/ Katie Zack

Katie Zack
Vice President

Effective Date:	May 5, 2010

AGREED AND ACCEPTED:

MURIEL SIEBERT & CO., INC.

By:	/s/ Muriel F. Siebert

Muriel F. Siebert

MURIEL SIEBERT & CO., INC.
EXHIBIT A

[*]

[This exhibit has been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.]

* Confidential